Exhibit 3.5

AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RENTECH NITROGEN PARTNERS, L.P.

THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RENTECH NITROGEN PARTNERS, L.P., dated as of February 1, 2012 (this “Amendment”), is entered into by RENTECH NITROGEN GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”). Capitalized terms used herein and not otherwise defined are used as defined in the Second Amended and Restated Agreement of Limited Partnership of Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of November 9, 2011 (the “Partnership Agreement”).

WHEREAS, the Partnership is a Delaware limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, and is currently governed by the Partnership Agreement;

WHEREAS, the General Partner desires to amend Section 8.2 of the Partnership Agreement to change the fiscal year of the Partnership to be the fiscal year ending December 31; and

WHEREAS, Section 13.1(e) of the Partnership Agreement provides that the General Partner, without the approval of any other Partner, may amend any provision of the Partnership Agreement and execute and deliver whatever documents may be required in connection therewith to reflect a change in the fiscal year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year of the Partnership.

NOW, THEREFORE, intending to be legally bound, the General Partner agrees as follows:

ARTICLE I.

AMENDMENT

Section 8.2 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.”

ARTICLE II.

APPROVAL

Pursuant to Section 13.2 of the Partnership Agreement, the General Partner approves this Amendment effective as of the date first written above.

ARTICLE III.

MISCELLANEOUS

Section 3.1. Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of, each of the Partners, and their respective successors and assigns.

Section 3.2. Full Force and Effect. Except to the extent modified hereby, the Partnership Agreement shall remain in full force and effect.

Section 3.3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

Section 3.4. Effectiveness. This Amendment shall be effective on the date of this Amendment.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:

RENTECH NITROGEN GP, LLC

By:	/s/ Colin M. Morris
Name: Colin M. Morris
Title: Senior Vice President, General Counsel and Secretary

(Amendment No. 1 to Second Amended and Restated Partnership Agreement)